United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 12, 2018

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Communications Systems, Inc. Board Governance

On December 12, 2108, Communications Systems, Inc. (“CSI’’ or the “Company”) announced that Curtis A. Sampson had retired as Chairman of the Board of Directors, but would continue to serve as a Board member with the title Chairman Emeritus.

CSI’s Chief Executive Officer and Vice Chairman Roger HD Lacey has been named as the new Executive Chairman of the CSI Board of Directors. Mr. Lacey will continue to serve as Chief Executive Officer of CSI, but the Company anticipates that it will appoint a new Chief Executive Officer in 2019 to lead CSI.

In connection with these changes, CSI Board member Randall D. Sampson, Curt Sampson’s son and Chief Executive Officer of Canterbury Park Holding Corporation, has been named as the Company’s new Lead Independent Director. Randall Sampson has served as a CSI director since 1999, and currently serves as Chair of the Board’s Audit & Finance Committee.

Management Changes and 2019 Compensation

As part of the actions described below in Item 8.01, the Company is restructuring and combining its four current operating businesses into two groups.

First, the Company has appointed Scott Otis, current Transition Networks General Manager, to serve as Group President of Transition Networks and Net2Edge. Transition Networks manufactures and sells core media conversion products, Ethernet switches, and other connectivity and data transmission products while Net2Edge develops, manufactures and sells products that enable telecommunications carriers to connect legacy networks to high-speed services.

Second, the Company has named Mark D. Fandrich, the Company’s current Chief Financial Officer, to serve as Group President of the Suttle & JDL Technologies operating segments. Fandrich will also oversee the Company’s administrative function and will continue to serve as Company Chief Financial Officer. Suttle manufactures and sells connectivity infrastructure products for broadband and voice communications while JDL Technologies provides technology solutions including virtualization, managed services, wired and wireless network design and implementation, IT services, and converged infrastructure configuration and deployment.

In connection with this restructuring, and Mr. Lacey’s new position as Executive Chair of the Board of Directors and Chief Executive Officer, the Company (i) reduced Mr. Lacey’s base compensation from $330,000 in 2018 to $100,000 in 2019 and (ii) granted Mr. Lacey an option to purchase 50,000 shares of the Company’s common stock.

In connection with this restructuring, former Suttle General Manager Bruce Blackwood has resigned.

2019 Director Compensation

On December 12, 2018, the Board (i) reduced 2019 cash compensation payable to non-employee directors for Board, committee and other services by 25%; (ii) eliminated any separate fee payable for serving as Chairman of the Board; and (iii) granted stock options to purchase 2,500 shares of Company common stock to each of the Board’s four non-employee directors.

Item 8.01. Other Events

On December 12, 2018, CSI announced it would initiate a series of restructuring measures by 2018 year end to materially reduce expense levels in its corporate operations and in its Suttle business. The Company stated it believed these moves, which will include job eliminations, will better position the Company to compete in the rapidly changing telecommunications industry. The Company expects the restructuring will achieve approximately $2.5 million in annual cost savings, excluding one-time costs to be largely expensed in the 2018 fourth quarter. The resulting savings will allow CSI to focus its resources on growth opportunities and better deploy its capabilities across the organization. CSI expects these actions, together with earlier measures taken over the last two years, to provide it with a cost structure that will enable it to return to profitability.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Name
99.1	Press Release dated December 13, 2018 Announcing Retirement of Curtis A. Sampson as Chairman of the Communications Systems, Inc. Board of Directors
99.2	Press Release dated December 13, 2018 Announcing Communications Systems, Inc.’s Year End Corporate Restructuring and Reduction of Its Quarterly Dividend

SIGNATUREs

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By: /s/ Mark D. Fandrich

Mark D. Fandrich

Date: December 18, 2018